Exhibit 99.1

Contact: Harold A. Hurwitz, Chief Financial Officer

(949) 900-6833

For Immediate Release

MRI INTERVENTIONS, INC. ANNOUNCES 2015 FOURTH QUARTER AND FULL YEAR REVENUES

IRVINE, CA, January 7, 2016 – MRI Interventions, Inc. (OTCQB: MRIC) today announced its revenues for the fourth quarter and full year ended December 31, 2015.

Quarter Ended December 31, 2015

Revenues were $1.5 million for the three months ended December 31, 2015, and $960,000 for the same period in 2014, an increase of $551,000, or 57%, attributable to increases in the Company’s ClearPoint® System disposable and reusable products.

ClearPoint disposable product sales for the three months ended December 31, 2015 were $1.0 million, compared with $704,000 for the same period in 2014, representing an increase of $305,000, or 43%. This increase was due primarily to a greater number of procedures performed using the ClearPoint System within a larger installed base, relative to the 2014 period.

ClearPoint reusable product sales for the three months ended December 31, 2015 were $438,000, and $219,000 for the same period in 2014. Reusable products consist primarily of computer hardware and software bearing sales prices that are appreciably higher than those for disposable products and historically have fluctuated from quarter to quarter.

Year Ended December 31, 2015

Revenues were $4.6 million for the year ended December 31, 2015, and $3.5 million for the same period in 2014, an increase of $1.1 million, or 32%, attributable to growth in the Company’s ClearPoint System disposable and reusable products.

ClearPoint disposable product sales for the year ended December 31, 2015 were $3.5 million, compared with $2.6 million for the same period in 2014, representing an increase of $885,000, or 34%. This increase was due primarily to a greater number of procedures performed using the ClearPoint System within a larger installed base for ClearPoint, relative to the 2014 period.

ClearPoint reusable product sales for the year ended December 31, 2015 were $907,000, compared with $767,000 for the same period in 2014, representing an increase of $140,000, or 18%.

The Company plans a full release of its results for the three months and year ended December 31, 2015 in March 2016.

Management’s Comments

“We are pleased to announce our 2015 fourth quarter revenues in advance of investor conferences scheduled for early 2016. In the 2015 fourth quarter we achieved record total revenue, record disposable

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product revenue, and record reusable product revenue. We grew revenues 57% over the same quarter in 2014, and we are clearly seeing growing adoption of our ClearPoint System,” said Frank Grillo, President and CEO of MRI Interventions. “Full year 2015 revenue of $4.6 million represents an increase of 32% over 2014. Our customers are recognizing the value of our technology, especially in laser ablation procedures where our ClearPoint System can show improved accuracy, real time visualization during laser placement, and simplified work flow compared to alternative procedural approaches. We also saw strong interest in MRI-based approaches for local drug delivery at the annual Society of Neurologic Oncology meeting, where ClearPoint was featured in several presentations.”

“As previously announced, we closed a private placement of our common stock and warrants in the 2015 fourth quarter that raised gross proceeds of $5.3 million. With these funds, and the momentum in our business, we believe we are well positioned to drive the ongoing adoption and growth of our ClearPoint System.”

About MRI Interventions, Inc.

Building on the imaging power of magnetic resonance imaging, or MRI, MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart. The Company’s ClearPoint® System, which has received 510(k) clearance and is CE marked, utilizes a hospital’s existing diagnostic or intraoperative MRI suite to enable a range of minimally invasive procedures in the brain. In partnership with Siemens Healthcare, MRI Interventions is developing the ClearTrace® System to enable MRI-guided catheter ablations to treat cardiac arrhythmias. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Particular uncertainties and risks include those relating to: estimates regarding the sufficiency of the Company’s cash resources; the Company’s ability to obtain additional financing; future revenues from sales of the Company’s ClearPoint System products; and the Company’s ability to market, commercialize and achieve broader market acceptance for the Company’s ClearPoint System products. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” sections of the Company’s Form 10-K for the year ended December 31, 2014 and the Company’s Form 10-Q for the quarter ended September 30, 2015, both of which have been filed with the Securities and Exchange Commission, as well as the Company’s Form 10-K for the year ended December 31, 2015, which will be filed with the Securities and Exchange Commission.